Time Inc.
225 Liberty Street
New York, NY 10281

212-522-1212

July 24, 2016

Evelyn Webster
c/o Time Inc.
225 Liberty Street
New York, New York 10281

Dear Evelyn:

Reference is made to your Employment Agreement dated February 19, 2014 (the “Employment Agreement”) with Time Inc. (the “Company”). Capitalized terms used herein but not otherwise defined in this agreement (“Separation Agreement”) shall have the meanings given such terms in the Employment Agreement. We have agreed that your employment with the Company will be terminated and the provisions of Section 5.4 of your Employment Agreement will apply, subject to the modifications set forth in this Separation Agreement (which modifications shall be deemed to constitute an amendment to your Employment Agreement). This Separation Agreement sets forth the understandings between the Company and you concerning the termination of your employment and your entitlements under the Employment Agreement.

You and the Company, intending to reflect our mutual understanding regarding the terms of the plan for the separation of your employment from the Company, hereby agree as follows:

1.
Your duties and responsibilities as Executive Vice President shall cease effective August 31, 2016 (“Separation Date”) at which time you shall be deemed to have resigned from all boards, committees and positions related to, or affiliated with, the Company.

2.
Pursuant to Section 5.4 of the Employment Agreement, and subject to your execution of the General Release attached hereto as Exhibit “A” and incorporated by reference herein, you shall receive a severance benefit equivalent to 18 months of Base Salary (at the annual rate of $850,000) and Average AIP (at the annual rate of $707,903), for a total cash severance payment of $2,336,855, less applicable withholdings and deductions. Effective the first day after the Separation Date, you will receive such severance by remaining on Company payroll and receiving such severance in substantially equal bi-weekly payments for 18 months (the “Severance Period”).

3.
During the Severance Period, unless prohibited by law, you will continue to be eligible to participate in the Company’s health and life insurance plans on the same terms and conditions as regular full-time employees. During the Severance Period, you will not be entitled to any additional awards or grants under any equity plan or other Long-Term Incentive Plan or to continue elective deferrals in or accrue additional benefits under the Company’s 401(k) plan or any other qualified or nonqualified retirement programs maintained by the Company. Your unvested equity will cancel on the Separation Date in accordance with the terms of the applicable Award Agreement(s).

4.
If you accept employment with the Company or a related or affiliated company during the Severance Period, all payments under this Separation Agreement shall cease immediately upon the acceptance of such employment, and any remaining payments shall be forfeited.

5.
If you accept benefits-eligible employment with any other corporation, partnership, trust, government or other entity during the Severance Period (notice of such employment to be provided to the Company within ten (10) business days) or otherwise notify the Company in writing of your intention to terminate your benefits during the Severance Period, you shall cease to receive any applicable post-termination benefits described in Paragraph 3 above, effective upon the commencement of such employment or the effective date of such termination as specified by you in your notice of intention to terminate benefits. Unless the employment violates Section 6 of the Employment Agreement or the provisions of Section 6.1(f) of the Employment Agreement apply, you will continue to receive all payments pursuant to this Separation Agreement.

6.
If you die during the Severance Period, your payments pursuant to this Separation Agreement shall cease, and your estate will be entitled to receive, in addition to any regular life insurance benefits paid by the Company, any payments due pursuant to this Separation Agreement through the date of your death.

7.	The Company will provide you with one year of outplacement services. Such outplacement services must commence within 90 days of the Separation Date.

8.
On or before March 15, 2017, at the same time as all other eligible employees, you will receive an additional severance payment in lieu of an AIP Bonus payment for 2016 in the amount of what you would have earned under the AIP plan if your employment had not terminated, calculated using a prorated target based on the number of days you were employed in 2016, a strategic rating of 100% and actual Company/Division financial performance.

9.
You will receive payment for any unused vacation and personal days accrued through your Separation Date.  After that date, you will not accrue any additional vacation and you will not be eligible for any additional personal days.

10.
The Company agrees to pay for the preparation of your US and UK tax returns for 2016, 2017 and 2018 and will cover the costs of any tax-related expenses insofar as they relate to your employment with Time Inc.

11.
Without limiting the express provisions of this Separation Agreement, Sections 1, 2, 3, 4, 5 (except for Sections 5.7, 5.8 and 5.9) of the Employment Agreement, are superseded in their entirety by this Separation Agreement, and shall have no further force or effect. The remaining portions of the Employment Agreement shall continue in accordance with their terms after giving effect to the amendments provided for in this Separation Agreement, and you shall continue to be subject to any obligations under the Employment Agreement that survive your termination of employment including, but not limited to, Sections 6 (confidential information, non-compete and non-solicitation), 7 (ownership of work product) and 8 (representations).

12.
You acknowledge and agree that except as provided in this Separation Agreement, no other termination payments or payments of any other kind are due you by the Company, other than any vested benefits to which you may be entitled under the Time Inc. Savings Plan, the Time Inc. Supplemental Savings Plan, and/or the Time Inc. Deferred Compensation Plan, as applicable. Nothing contained herein shall constitute a release of any claim for indemnification for acts or omissions taken or omitted to be taken by you or prior to August 31, 2016, under the Charter and Bylaws of the Company or any of its subsidiaries or affiliates.

13.
You agree that the Company has provided you with Travel and Expense reimbursement of all expenses incurred in performance of your job functions through the date of this letter and that there are no outstanding reimbursements due.

14.
You must keep this Agreement and its terms confidential and may only discuss the contents and substance of this Separation Agreement with your immediate family members, and your financial and legal advisors, provided such other persons agree to be bound by the terms of such confidentiality provisions, except where required by lawful subpoena or where required by law.

15.
You agree to cooperate with the Company in providing for an orderly transition through the Separation Date and thereafter, which cooperation shall include giving such assistance at reasonable times as may be reasonably requested by the Company. Such cooperation shall extend to additional matters as reasonably requested by the Company from time to time, including, without limitation, legal matters about which you have knowledge by virtue of your employment with the Company. The Company will reimburse you for your reasonable out-of-pocket expenses (excluding attorneys’ fees) incurred by you in connection with providing such assistance to the extent allowed by applicable law.

16.
You will not make any statements that are professionally or personally disparaging about, or adverse to, the interests of the Company (including any subsidiaries or affiliates and each of their officers, directors, and employees), including, but not limited to, any statements that disparage any person, product, service, financial condition, or any other aspect of the business of the Company, Company subsidiaries or affiliates, provided, however, that nothing herein shall prevent you from exercising your rights under Section 7 of the National Labor Relations Act. The Chief Executive Officer and the Executive Vice Presidents of the Company will not make any disparaging statements about you to anyone not employed by the Company or its affiliates. Nothing herein shall prevent you or the Company or its current or former employees from testifying truthfully under oath pursuant to any lawful court order or subpoena or otherwise responding to or providing disclosures required by law.

17.
You acknowledge that: (a) you have carefully read this Separation Agreement together with the General Release (which is fully incorporated herein) in its entirety; (b) you have had an opportunity to consider fully its terms for at least twenty-one (21) days; (c) you have been advised in writing by the Company to consult with an attorney of your choosing before signing this Separation Agreement; (d) you fully understand the significance of all the terms and conditions of this Separation Agreement; (e) you have discussed it with independent legal counsel, or have had a reasonable opportunity to do so; (f) you have had answered to your satisfaction any questions you have asked with regard to the meaning and significance of any of the provisions of this Separation Agreement; and (g) you are signing this Separation Agreement voluntarily and of your own free will and agree to all the terms and conditions contained herein. You have the right to revoke your consent to this Separation Agreement and General Release for seven days following your signing of them. Provided you do not revoke them, the effective date of this Separation Agreement and General Release shall be the 8th day after you sign them.

18.
The parties expressly acknowledge, represent and agree that the Employment Agreement, as modified by this Separation Agreement and the General Release executed and delivered pursuant to this Separation Agreement, are fully integrated and contain and constitute the complete and entire agreement and understanding of the parties with respect to the status of your employment and supersede any and all agreements, understandings, and discussions, whether written or oral, between the parties with respect to the status of your employment by the Company. The parties further acknowledge, represent and agree that neither has made any representations, promises or statements to induce the other party to enter into this Separation Agreement, and each party specifically disclaims reliance, and represents that there has been no reliance, on any such representations, promises or statements and any rights arising therefrom. This Separation Agreement is intended to bind the parties and their successors and assigns, heirs and representatives.

19.
To the extent that payments and benefits in this Separation Agreement are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), this Separation Agreement is intended to comply with and will be interpreted in a manner intended to comply with Section 409A of the Code. To the extent any reimbursements or in-kind benefits due to you under this Separation Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each separately identified payment made under this Separation Agreement is intended to constitute a separate payment within the meaning of Treas. Reg. Section 1.409A-2(b)(2). The Company shall consult with you in good faith regarding the implementation of the provisions of this Paragraph 19, provided that neither the Company nor any of its employees or representatives shall have any liability to you with respect thereto.

All of the above shall be contingent upon your execution of this Separation Agreement and the General Release attached hereto and made a part hereof as Exhibit “A.” Should you fail to execute the General Release, or should you revoke such execution as provided for therein, this Separation Agreement shall be null and void.

If the foregoing accurately represents our agreement, kindly execute Exhibit “A,” countersign this Separation Agreement and return both to the undersigned.

Sincerely,

/s/ Gregory Giangrande

Gregory Giangrande
Executive Vice President
Chief Human Resources Officer

CONFIRMED AND AGREED:

By: __/s/ Evelyn Webster ________________    Dated: _July 27, 2016_________________
Evelyn Webster

Exhibit “A”

GENERAL RELEASE

This General Release is made by me, Evelyn Webster, as of the date set forth below in connection with the Employment Agreement dated February 19, 2014 between me and Time Inc. (the “Company”), and the separation agreement between me and the Company dated July 24, 2016 (the “Separation Agreement”), and in association with the termination of my employment with the Company.

In consideration of payments made to me by the Company and other benefits to be received by me pursuant to the Employment Agreement, as further reflected in the Separation Agreement, I, Evelyn Webster, being of lawful age, and on behalf of myself, my heirs, dependents, executors, administrators, trustees, legal representatives and assigns (collectively referred to as “Releasors”) do hereby release and forever discharge the Company and Time Warner Inc., and each of their respective parent entities, subsidiaries, divisions, related and affiliated entities and employee benefit plans, and all of their officers, directors, shareholders, agents, administrators, trustees, fiduciaries and employees (in their official and individual capacities), and all of their heirs, executors, administrators, predecessors, successors, and assigns (collectively referred to herein as “Time Inc. Entities and Persons”), of and from any and all actions, causes of action, claims, or demands of any kind whatsoever (including without limitation for general, special or punitive damages, attorney’s fees, expenses, or other compensation and/or equitable remedy), known or unknown, which in any way relate to or arise out of my employment with the Time Inc. Entities and Persons or the termination of such employment, which I had or may now have against any Time Inc. Entities or Persons by reason of any actual or alleged act, omission, transaction, practice, conduct, statement, occurrence, or other matter up to and including the date I sign this General Release. Each of the Time Inc. Entities and Persons is intended to be a third party beneficiary under this General Release.

Without limiting the generality of the foregoing, this General Release is intended to and shall release the Time Inc. Entities and Persons from any and all claims, whether known or unknown, which Releasors ever had or may now have against any of the Time Inc. Entities and Persons arising out of my employment, the terms and conditions of such employment, and/or the termination or separation of my employment, including but not limited to: (i) any claims of discrimination or harassment in employment on the basis of age, religion, gender, sexual orientation, race, national origin, disability or any other legally protected characteristic, and of retaliation, under, without limitation, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Equal Pay Act, the New York Human Rights Law, the New York Labor Law; the New York City Administrative Code, and all other federal, state and local equal employment opportunity and fair employment practice laws (all as amended); (ii) any claims under the Employee Retirement Income Security Act of 1974 (except as set forth below), the Family and Medical Leave Act and state and local laws of similar effect, the National Labor Relations Act, Workers Adjustment and Retraining Notification Act, the New York Workers Adjustment and Retraining Notification Act and other state and local laws of similar effect (all as amended); and (iii) any other claim (whether based on federal, state, or local law, statutory or decisional) relating to or arising out of my employment, the terms and conditions of such employment, and/or the termination or separation of such employment, and/or any of the events and decisions relating directly or indirectly to or surrounding the termination of that employment, including but not limited to claims for breach of contract (express or implied), wrongful discharge, detrimental reliance, defamation, whistleblowing, harassment, retaliation, mental distress, emotional distress, physical injury, humiliation or compensatory or punitive damages.

By virtue of this General Release, I agree that I have waived any damages and other relief available to me (including, without limitation, money damages, equitable relief and reinstatement) with respect to any claim or cause of action waived or released herein. Nothing herein, however, shall constitute a waiver of claims arising after the date I sign this General Release or the Separation Agreement, claims to enforce the Employment Agreement, my rights to accrued, vested benefits under any qualified or non-qualified employee benefit plan of the Company or its parent companies or subsidiaries (in accordance with the terms of the official plan documents and applicable law), claims for benefits under the Company group medical, dental and vision plans (in accordance with the terms of such plans and applicable law), claims for unemployment or workers compensation benefits, claims under the Fair Labor Standards Act, or any claim that cannot be waived by law. Nothing contained herein shall constitute a release of any claim for indemnification for acts or omissions taken or omitted to be taken by me on or prior to August 31, 2016, under the Charter and Bylaws of the Company or any of its subsidiaries or affiliates. Additionally, nothing in the Separation Agreement or this General Release shall be construed to prevent me from filing a charge with, responding to a subpoena from, or participating in an investigation conducted by, any governmental agency, though I acknowledge and agree that I have waived the right to recover monetary damages and any other relief with respect to the claims I am waiving and releasing in this General Release in connection with any charge or proceeding.

I acknowledge that I have been given 21 days from the day I received a copy of this General Release and the Separation Agreement to sign these papers and that I have been advised to consult an attorney before signing them. I understand that I have the right to revoke my consent to this General Release and the Separation Agreement for seven days following my signing this General Release and the Separation Agreement. Provided I do not revoke them, the effective date of this General Release and the Separation Agreement shall be the 8th day after I sign them (the “Effective Date”).

I further state that I have read the foregoing document and the Separation Agreement, that I know and understand the contents thereof, and that I knowingly and voluntarily have signed the same as my own free act.

WITNESS my hand this ______ day of ______________________, 2016.

__________________________________
Evelyn Webster